SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          COLUMBIA LABORATORIES, INC.
                (Name of Registrant as Specified in Its Charter)

                          COLUMBIA LABORATORIES, INC.
                  (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, schedule or registration statement no.:
    (3) Filing party:
    (4) Date filed:

                        COLUMBIA LABORATORIES, INC.

                         2665 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133
                             (305) 860-1670

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               JULY 20, 1995

To the Stockholders of Columbia Laboratories, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of Columbia Laboratories, Inc. ("Company") will be held at Chemical Bank, 270 Park Avenue, Third Floor Auditorium, New York, New York 10017 at 10:00 A.M. on July 20, 1995 for the following purposes:

     1. To elect six directors;

     2. To ratify the appointment of Arthur Andersen & Co. as independent certified public accountants for the Company for the year ending December 31, 1995; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The board has fixed the close of business on June 5, 1995 as the record date for determination of stockholders who will be entitled to notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors

                                             Margaret J. Roell
                                             Secretary

June 12, 1995

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD(S) AND RETURN IT
(THEM) IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        COLUMBIA LABORATORIES, INC.

                         2665 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133

                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                               JULY 20, 1995

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Columbia Laboratories, Inc. ("Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on July 20, 1995, and at any adjournments thereof ("Annual Meeting"), for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being distributed on or about June 12, 1995, to holders of the Company's Common and Preferred Stock entitled to vote at the Annual Meeting.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person. Shares represented by properly executed proxies will be voted as specified by the stockholder. Unless the stockholder specifies otherwise, such proxies will be voted FOR the election of directors nominated in this Proxy Statement and FOR the ratification of Arthur Andersen & Co. as the Company's independent certified public accountants.

     In the event that a quorum is present or represented by proxy at the Annual Meeting, but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment.

                             VOTING SECURITIES

     Only holders of the Company's par value $.01 per share ("Common Stock"), Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), of record as of the close of business on June 5, 1995, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Each share of Series A and Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock). As of the record date, there were 25,543,593 shares of Common Stock outstanding, 1,365 shares of Series A Preferred Stock outstanding having voting power equal to 16,871 shares of Common Stock and 2,000 shares of Series B Preferred Stock outstanding having voting power equal to 41,140 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series A and Series B Preferred Stock is convertible, collectively "Shares", shall constitute a quorum.

     A majority of the votes cast by holders of the Shares is required for approval of the proposals. Abstentions will have the effect of a vote against a proposal. Broker non-votes will have no effect on the vote.

     On June 5, 1995, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $7.44.

                                PROPOSAL 1
                           ELECTION OF DIRECTORS

     At the meeting, six directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the six persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     The Board of Directors held five meetings (including regular quarterly meetings and telephonic meetings) during the year ended December 31, 1994. The Board of Directors has two standing committees. The Audit Committee, consisting of Mr. Kidd and Drs. Kellner and Nachtigall, met twice during the year ended December 31, 1994. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent certified public accountants, reviewing the scope of, and the budget for, the annual audit and tax return preparation and reviewing the results of the audit engagement, including the financial statements, with the independent certified public accountants. The Compensation/Stock Option Committee, consisting of Drs. Kellner and Nachtigall, met three times during the year ended December 31, 1994. The Compensation/Stock Option Committee is responsible for determining the salaries of senior executives and the granting of options to purchase shares of Common Stock to the Company's employees, directors and consultants. Each of the directors of the Company participated in at least 75% or more of the meetings of the Board of Directors held during the year ended December 31, 1994.

COMPENSATION OF DIRECTORS

     Directors that are not employees of the Company receive options to purchase 10,000 shares of Common Stock for serving on the Board of Directors and options to purchase an additional 1,000 shares of Common Stock for each committee served on. No other fees are paid to the non-employee directors.

     The following table sets forth certain information concerning each nominee.

     WILLIAM J. BOLOGNA (Age 52) has been a director of the Company since inception and was elected Chairman of the Company's Board of Directors in January 1992. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, since 1980, he has been Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which has in the past performed services for various international pharmaceutical companies. B&H ceased operations in May 1991 and has remained inactive since that date; however, B&H has not yet been dissolved. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Columbia University in 1971.

     NICHOLAS A. BUONICONTI (Age 54) has been a director of the Company since June 1991 and was elected Vice Chairman and Chief Operating Officer of the Company in April 1992. Mr. Buoniconti, an attorney, is a member of the Massachusetts and Florida Bar. From January 1990 to April 1992, he was a member of the law firm of Nicholas A. Buoniconti, P.A. He held the position of President and Chief Operating Officer of UST, a Fortune 500 company, from May 1987 to December 1989. From 1985 to 1987, Mr. Buoniconti served as President and Chief Operating Officer of U.S. Tobacco (which changed its name to UST), as well as serving on the Board of Directors from 1978 to 1989. He has served as a member of the Board of Directors of the Miami Project to Cure Paralysis, and is heavily involved in the fund-raising efforts for the Project through the Marc Buoniconti Fund, named for his son.
Mr. Buoniconti is a former All-Pro linebacker for the Miami Dolphins. Since 1978, he has co-hosted "Inside the NFL" on the Home Box Office cable network. Mr. Buoniconti is also a director of American Bankers Insurance
Co. and Simmons Outdoor Corporation.

     NORMAN M. MEIER (Age 56) has been President, Chief Executive Officer and a director of the Company since inception. In addition, since 1980, Mr. Meier has been an officer and director of B&H. B&H ceased operations in May 1991 and has remained inactive since that date; however, B&H has not yet been dissolved. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

     IRWIN L. KELLNER (Age 56) has been a director of the Company since May 1988. Dr. Kellner is the chief economist of Chemical Banking, formed by the merger of Chemical Bank with Manufacturers Hanover Trust Company ("MHT"). Dr. Kellner has been employed by MHT since 1970. From 1980 to 1991, Dr. Kellner was the Chief Economist of MHT. Dr. Kellner, a past president of the Forecasters Club of New York and the New York Association of Business Economists, holds membership, and has held a variety of posts, in several professional associations, including the American Economic Association, American Statistical Association and the National Association of Business Economists. Dr. Kellner is also a governor of the Money Marketeers. His other board memberships include the Juvenile Diabetes Foundation, the Children's AIDS Network, North Shore University Hospital, the Don Monti Memorial Research Foundation and Touro College's Barry Z. Levine School of Health Sciences.

     JOHN E. A. KIDD (Age 50) has been a director of the Company since April 1988 and served as Chairman of the Board of Directors of the Company from December 1988 to December 1991. From 1988 to 1990, Mr. Kidd was a director of Care Plus, Inc., a publicly owned health care company traded over-the-counter. For approximately the past five years, Mr. Kidd has been an Executive Director of a number of public companies located in the United Kingdom, in which an investment company controlled by his family had been a major investor.

     LILA E. NACHTIGALL, M.D. (Age 61) has been a director of the Company since November 1992. Dr. Nachtigall has been employed by the New York University School of Medicine since 1961. Dr. Nachtigall is currently a Professor of Obstetrics and Gynecology. In addition, Dr. Nachtigall is the Clinic Coordinator of GYN-Endocrine Clinic at Bellevue Hospital and Co-director of the GYN-Endocrine Program and Director of Women's Wellness Division at New York University Medical Center.

                                PROPOSAL 2
           APPROVAL OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Arthur Andersen
LLP as independent certified public accountants to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1995 and proposes that the stockholders ratify such appointment.

     Arthur Andersen LLP has served as the Company's independent certified public accountants since 1990. Representatives of Arthur Andersen LLP will attend the Annual Meeting to make any statement they consider appropriate and to respond to appropriate questions raised at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                      PRINCIPAL HOLDERS OF SECURITIES

     As of June 5, 1995, directors and named executive officers, individually and as a group, beneficially owned Common Stock as follows:

             NAME OF                        SHARES, NATURE OF INTEREST
         BENEFICIAL OWNER               AND PERCENTAGE OF EQUITY SECURITIES(1)
         ----------------               --------------------------------------
Norman M. Meier                               825,800               3.2%
William J. Bologna (2)                      1,938,632               7.6%
Nicholas A. Buoniconti                         80,000                *
Irwin L. Kellner (3)                          101,500                *
John E. A. Kidd (3)                           225,936                *
Lila E. Nachtigall (3)                         57,000                *
Margaret J. Roell (3)                         100,200                *
Officers and directors
 as a group (7 people)                      3,329,068              12.8%

*        Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A and Series B Preferred Stock (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock).

(2) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock. Includes 98,062 shares beneficially owned by Mr. Bologna's spouse.

(3) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 62,000 shares with respect to Dr. Kellner, 175,936 shares with respect to Mr. Kidd, 57,000 shares with respect to Dr. Nachtigall and 100,000 shares with respect to Ms. Roell.

     As of June 5, 1995, the following table sets forth information regarding the number and percentage of Common Stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common
Stock:

                                       NUMBER OF SHARES
         NAME AND ADDRESS             BENEFICIALLY OWNED     PERCENT OF CLASS
         ----------------             ------------------     ----------------
Dominion Capital, Inc./
Dominion Resources, Inc. (1)
901 East Byrd Street, 17th Floor
Richmond, VA 23219                         1,292,123               5.1%

(1) Based on information included on Schedule 13D dated January 10, 1995. Includes warrants to purchase 150,000 shares of the Company's Common Stock.

                          EXECUTIVE COMPENSATION

     The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission's compensation disclosure requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive officer ("CEO") and its three most highly compensated executive officers, other than the CEO, whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").

                        SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                               -------------------              ----------------------
                                                                                      SECURITIES
                                                                                      UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR           SALARY          BONUS (1)                OPTIONS (3)
- ---------------------------   ----           ------          ---------                -----------
Norman M. Meier               1994        $ 180,000           $   -                      470,000
 President and Chief          1993          180,000               -                      200,000
 Executive Officer            1992          180,000             45,100                      -

William J. Bologna            1994          180,000               -                      470,000
 Chairman of the Board        1993          180,000               -                      200,000
                              1992          180,000             45,100                      -

Nicholas A. Buoniconti        1994          135,000               -                      910,000
 Vice Chairman and            1993          135,000               -                      200,000
 Chief Operating Officer      1992           95,625(2)            -                      675,000

Margaret J. Roell             1994          120,000               -                         -
 Vice President -             1993          120,000               -                       20,000
 Finance & Administration     1992          120,000               -                       50,000
 Chief Financial Officer

(1)  These amounts are accrued as of year end and paid during the following year.
(2)  Mr. Buoniconti was hired as of April 15, 1992.
(3) The options granted in 1993 and 1992 to Messrs. Meier, Bologna and Buoniconti, were cancelled in 1994. See Ten Year Option Repricings Chart on the following page.


                         OPTION GRANTS DURING 1994

                       NUMBER OF    % OF TOTAL
                      SECURITIES      OPTIONS                                  GRANT
                      UNDERLYING    GRANTED TO   EXERCISE                      DATE
                        OPTIONS      EMPLOYEES     PRICE     EXPIRATION        PRESENT
NAME                  GRANTED (1)      IN 1994    ($/SH)        DATE           VALUE (2)
- -----                 -----------   -----------  --------    ----------       ----------

Norman M. Meier           470,000       24%       $4.375       9/28/2004      $1,640,300

William J. Bologna        470,000       24%        4.375       9/28/2004       1,640,300

Nicholas A. Buoniconti    910,000       47%        4.375       9/28/2004       3,175,900

Margaret J. Roell            -          -           -             -                -

(1)      These options were granted in connection with Messrs.
         Meier, Bologna and Buoniconti each investing $200,000 into the Company. In connection therewith, options to purchase 450,000, 450,000 and 910,000 shares of Common Stock previously granted to Messrs. Meier, Bologna and Buoniconti, respectively, were cancelled.


                                     5

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) an exercise price of $4.375, equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of ten years, (iii) an interest rate of 7.46% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, (iv) volatility of 65.104% calculated using daily stock prices for the one-year period prior to the grant date and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.



     AGGREGATED OPTION EXERCISES DURING 1994 AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                             OPTIONS AT                  OPTIONS AT
                    SHARES ACQUIRED        VALUE          DECEMBER 31, 1994           DECEMBER 31, 1994
NAME                  ON EXERCISE        REALIZED     EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
- ----                ---------------      --------     ----------- -------------   ----------- -------------
Norman M. Meier            -             $   -               -       470,000      $   -         256,250

William J. Bologna         -                 -               -       470,000          -         256,250

Nicholas A. Buoniconti     -                 -               -       910,000          -         568,750

Margaret J. Roell          -                 -             75,000     45,000         3,125        3,125



                          TEN YEAR OPTION REPRICINGS

                                         NUMBER OF                                              LENGTH OF
                                        SECURITIES   MARKET PRICE   EXERCISE                    ORIGINAL
                                        UNDERLYING    OF STOCK AT   PRICE AT                   OPTION TERM
                                          OPTIONS       TIME OF      TIME OF                  REMAINING AT
                                        REPRICED OR  REPRICING OR  REPRICING OR      NEW         DATE OF
                                          AMENDED      AMENDMENT    AMENDMENT     EXERCISE    REPRICING OR
NAME                     DATE               (#)           ($)          ($)         PRICE ($)    AMENDMENT
- ----                   --------         -----------   -----------  -----------  ------------  ------------
Norman M. Meier         9/28/94           100,000          $4.375      $4.50        $4.375    6.5 years
                        9/28/94           200,000           4.375       5.50         4.375    9   years
                        9/28/94           120,000           4.375      13.25         4.375     3 months
                        9/28/94            29,244           4.375      14.58         4.375     3 months

William J. Bologna      9/28/94           100,000           4.375       4.50         4.375    6.5 years
                        9/28/94           200,000           4.375       5.50         4.375    9   years
                        9/28/94           120,000           4.375      13.25         4.375     3 months
                        9/28/94            29,244           4.375      14.58         4.375     3 months

Nicholas A. Buoniconti  9/28/94           400,000           4.375      4.875         4.375    7.5 years
                        9/28/94           200,000           4.375      5.500         4.375    9   years
                        9/28/94            25,000           4.375      5.750         4.375    7   years
                        9/28/94            10,000           4.375      8.000         4.375    7   years
                        9/28/94           250,000           4.375      8.000         4.375    7.5 years
                        9/28/94            25,000           4.375      9.000         4.375    7   years


EMPLOYMENT AGREEMENTS

     In January 1990, the Company entered into five-year employment agreements with each of John E.A. Kidd, William J. Bologna and Norman M. Meier, to serve as Chairman, Vice-Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee is entitled to a base salary of $180,000 per year and a bonus equal to one-half of 1% of the Company's net revenues. Net revenues are defined to be gross sales less discounts, allowances and returns. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $13.25 with respect to Mr. Kidd and $14.58 with respect to each of Messrs. Meier and Bologna. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. As of December 31, 1991, contemporaneously with his resignation as Chairman of the Board, Mr. Kidd's contract was amended such that he will receive a salary of $1,000 per year for performing certain investor relations tasks for the Company. In June 1993, Messrs. Bologna and
Meier's employment agreements were amended such that effective January 1, 1993, the provisions pursuant to which they would have received an aggregate bonus equal to one percent of sales in 1993 and 1994 were cancelled. If the Company would have had pre-tax earnings during 1994, Messrs. Bologna and Meier would have been eligible to participate in the incentive compensation plan approved by the shareholders at the 1993 annual meeting of the Company. During 1994, in connection with Messrs. Meier and Bologna each investing $200,000 into the Company, these options were cancelled and new options were granted.

     In April 1992, the Company entered into a five-year employment agreement with Nicholas A. Buoniconti, to serve as Vice Chairman and Chief Operating Officer of the Company. Pursuant to this agreement, Mr.
Buoniconti is paid an annual salary of $135,000. As additional compensation, Mr. Buoniconti was granted options to purchase 250,000 and 400,000 shares of the Company's Common Stock at exercise prices of $8.00 and $4.88 per share, respectively, which options vest over five years. Pursuant to the terms of such agreement, Mr. Buoniconti agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. During 1994, in connection with Mr. Buoniconti investing $200,000 into the Company, these options were cancelled and new options were granted.

     In June 1991, the Company entered into a two-year employment agreement with Margaret J. Roell, its Vice-President -- Finance and Administration, Chief Financial Officer, Secretary and Treasurer, with provision for extension of the agreement for an additional two years. Pursuant to this agreement, Ms. Roell is paid an annual salary of $120,000. As additional compensation, Ms. Roell was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $5.75. One half of such options became exercisable in June 1992 with the remainder exercisable beginning in June 1993. In June 1993, Ms. Roell's contract was renewed under the same terms for an additional two years.

     The exercise price of all of the options granted pursuant to the aforementioned employment agreements are based on the closing price of the Company's Common Stock on the American Stock Exchange on the day prior to grant.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

     The present Compensation/Stock Option Committee (the "Committee") was formed late in 1991. For the chief executive officer and the other executive officers, except for Mr. Buoniconti, 1992, 1993 and 1994 compensation was determined pursuant to employment agreements entered into prior to the formation of the Committee. As a result, these agreements were approved by the Board of Directors. Mr. Buoniconti's employment agreement was approved by both the Committee and the Board of Directors on April 14, 1992. The principal elements of the Corporation's executive compensation program include base salary, annual incentive compensation and long-term incentive compensation. Historically, as a result of the size and stage of the Company, the Company's compensation policies and practices have been informal and subjective and have not been tied to the Company's financial performance.

     Under the supervision of the Committee, the Company is developing compensation policies and programs which seek to align closely the financial interests of the Company's senior management with those of the Company and its shareholders. In this regard, during 1993, the Committee engaged Hewitt Associates to make an analysis of competitive compensation levels paid senior executives and the appropriateness of granting stock options in lieu of other benefits (i.e., cash, pension, profit sharing, etc.). As a result of the study, the Committee recommended a program of compensation for all key employees that places greater emphasis on incentive stock based pay.

     BASE SALARY. The base salaries of each of the named executive officers are as stated in their individual employment contracts. None of these individuals have received an increase in base salary during the last five years. Based on the results of the consultant's study both Mr. Meier's base salary and the aggregate cash salaries of Messrs. Meier, Bologna and Buoniconti are approximately 20% lower than the average salaries of a comparator group of companies. The comparator group of companies represent companies in the pharmaceutical industry with similar revenues, "lives" and profitability to that of the Company. The companies are not the same companies included in the comparative performance graph, as the peer index used in the performance graph includes companies with significantly greater revenues and profitability than that of the Company, therefore, comparisons of executive compensation with these companies would not be meaningful.

     ANNUAL INCENTIVE COMPENSATION. During 1993, the Company's shareholders approved an Incentive Compensation Plan covering all employees pursuant to which the Company will award an aggregate of 5% of the Company's pretax earnings for any year to designated Company employees. As a result of the net loss in 1994, no amounts were awarded for 1994.

     LONG-TERM INCENTIVE COMPENSATION. Under the 1988 Stock Option Plan, as amended, the Committee grants stock options to senior management and certain key employees. The amount of the grants are based on individual performance, including managerial effectiveness, initiative, teamwork and quality control, and are at such amounts as reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees and historically have not been tied to the Company's financial performance. Through the grant of stock options, the objective of aligning senior management's long-range interests with those of the Company and its shareholders are met by providing the executive officers with the opportunity to continue to build a meaningful stake in the Company.

     During 1994, Messrs. Meier, Bologna and Buoniconti were granted options covering 470,000, 470,000 and 910,000 options, respectively. These options were granted in connection with Messrs. Meier, Bologna and Buoniconti each investing $200,000 into the Company. In connection therewith, options to purchase 450,000, 450,000 and 910,000 shares of Common Stock previously granted to Messrs. Meier, Bologna and Buoniconti, respectively, were cancelled.

     SECTION 162(M). On December 20, 1993, the IRS published proposed regulations on Code Section 162(m), which was added by the Omnibus Budget Reconciliation Act of 1993 to place a $1 million limit on the deductibility of certain executive compensation. The Company does not anticipate being effected by the provisions of Section 162(m) for the following reasons: first, since both the Company's 1988 Stock Option Plan, as amended, and the Incentive Compensation Plan have been approved by the Company's shareholders and are administered by the Committee, the Company should be covered by the transition relief provisions until 1997, which, assuming no material changes to the plans, relieve the Company of the provisions of Section 162(m) until that time. Second, the highest executive officer base salary the Company currently pays is $180,000. Third, the Company currently has net operating loss carryforwards of approximately $40 million; therefore, the Company does not expect to pay income taxes in the foreseeable future.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                    Dr. Irwin L. Kellner, Chairman  & Lila E. Nachtigall, M.D.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published index or peer group. The following chart compares the Common Stock with (i) the Russell 2000 Index, and (ii) a group of public pharmaceutical companies, and assumes an investment of $100 on January 1, 1990 in each of the Common Stock, the stocks comprising the Russell Index and the stocks of the pharmaceutical companies.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         Columbia Laboratories, Inc, Russell 2000 Index And Drugs
                  (Performance Results Through 12/31/94)

                                 1989       1990       1991      1992       1993        1994
                                -------    ------     ------     ------     ------     ------
Columbia Laboratories, Inc.     $100.00   $ 33.06    $ 56.20    $ 37.19    $ 39.67    $ 33.88
Russell 2000 Index              $100.00   $ 80.49    $117.56    $139.21    $165.52    $162.24
Drugs                           $100.00   $119.06    $192.60    $159.34    $145.73    $158.94


Assumes $100 invested at the close of trading 12/89 in Columbia Laboratories, Inc common stock, Russell 2000 Index, and Drugs.
*Cumulative total return assumes reinvestment of dividends.

                                                       Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.


(1) The total return for each of the Company's Common Stock, the Russell 2000 Index and the pharmaceutical companies assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock.

(2) The pharmaceutical companies include: American Home Products,
    Amgen, ALZA Corp., Biogen Inc., Bristol-Myers Squibb, Chiron Corp., Forest Labs, Genetech, Gensia Pharmaceuticals, Genzyme, Glaxo, ICN Pharmaceutical, IVAX Corp., Eli Lilly, Marion Merrell Dow, Merck, Mylan Labs, Novo-Nordisk, Pfizer, Rhone-Poulenc Rorer, Roberts Pharmaceutical, Smith Kline Beecham, Schering-Plough, Upjohn, Warner-Lambert and Xoma.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, are due on or before December 7, 1996.

     During 1994, Messrs. Meier, Bologna and Buoniconti, each invested $200,000 into the Company, through the purchase of 50,000, 38,663 and 50,000 shares, respectively.

                                  GENERAL

     The Board of Directors of the Company knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgement of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies. For their services CIC will receive a fee estimated at $5,500 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 (AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. All such requests should be directed to Margaret J. Roell, Vice President-Finance and Administration, 2665 South Bayshore Drive, Miami, Florida 33133.

                           STOCKHOLDER PROPOSALS

     All proposals of stockholders to be included in the Proxy Statement to be presented at the next Annual Meeting of Stockholders must be received by the Company not later than January 1, 1996.

                                           By Order of the Board of Directors

                                           Margaret J. Roell
                                           Secretary
Date: June 12, 1995

                                                                          PROXY
                          COLUMBIA LABORATORIES, INC.
                 ANNUAL MEETING OF STOCKHOLDERS--JULY 20, 1995

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                  OF DIRECTORS OF COLUMBIA LABORATORIES, INC.

    The undersigned hereby appoints each of William J. Bologna and Norman M. Meier as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series A and Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the 'Company') held of record by the undersigned on June 5, 1995, at the Annual Meeting of Stockholders to be held on July 20, 1995 or any adjournment or adjournments thereof.

Item 1. ELECTION OF DIRECTORS


[ ] FOR ALL THE NOMINEES LISTED BELOW           [ ] WITHHOLD AUTHORITY
    (except as marked to the contrary below)        to vote for all nominees listed below


(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.

 William J. Bologna, Nicholas A. Buoniconti, Norman M. Meier, Irwin L. Kellner,
                       John E.A. Kidd, Lila E. Nachtigall
- ------------------------------------------------------------------------------
Item 2. To ratify the selection of Arthur Andersen & Co. as the independent public accountants for the fiscal year ending December 31, 1995.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

    In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

                 (Continued and to be signed on the other side)

                          (Continued from other side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Items 1 and 2.

                             -----------------------------------------
                             (Signature)

                             -----------------------------------------
                             (Signature if held jointly)

                             Dated:-----------------------------------
                             When shares are held jointly, each Shareholder named should sign. If only one signs, his or her signature will be binding. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the Shareholder is a corporation, the President or a Vice President should sign in his or her own name, indicating title. If the Shareholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a 'Partner.'

         PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY
                   USING THE ENVELOPE PROVIDED.